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                                  EXHIBIT 5.1
                     OPINION OF MICHAEL BEST & FRIEDRICH LLP



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                                             August 3, 1999


First Manitowoc Bancorp, Inc.
402 North Eighth Street
Manitowoc, Wisconsin  54221-0010

         RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         You have requested our opinion as to the legality of 200,000 shares of common stock, $1.00 par value per share ("Common Stock"), of First Manitowoc Bancorp, Inc. (the "Company") being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued and sold in accordance with the respective provisions of the First National Bank in Manitowoc 401(k) Profit Sharing Plan, be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                             Very truly yours,

                                        MICHAEL BEST & FRIEDRICH LLP